Exhibit 4.1
AMENDMENT TO LINE OF CREDIT NOTE
AND CREDIT AGREEMENT

This Amendment to Line of Credit Note and Credit Agreement is dated as of the 28th day of December, 2010 and is by and between TII Network Technologies, Inc. (the “Borrower”) and JPMorgan Chase Bank, N.A. (the “Bank”) (the “Amendment”).

WHEREAS, on December 15, 2006 the Bank made available to the Borrower a revolving credit facility in the amount of $5,000,000 pursuant to a Credit Agreement dated December 15, 2006 between the Borrower and the Bank, as amended from time to time (collectively, the “Credit Agreement”) and evidenced by a Line of Credit Note dated December 15, 2006 from Borrower to Bank, as amended from time to time (collectively, the “Note”) and secured by a Continuing Security Agreement dated December 15, 2006 from the Borrower to the Bank (the “Security Agreement”) which was guaranteed pursuant to a Continuing Guaranty dated as of December 15, 2006 from TII Systems, Inc. to the Bank (the “Guaranty”) (the Credit Agreement, the Note, the Security Agreement, the Guaranty, and all other documents executed and delivered in connection therewith, collectively, the “Loan Documents”);

WHEREAS, the Borrower has requested that the Bank extend the maturity date set forth in the Note to which the Bank has agreed provided the Borrower enters into this Amendment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Bank hereby agree as follows:

1.         Capitalized terms not defined herein shall have the meaning set forth in the Note.

2.         The opening paragraph of the Note is hereby amended to read in its entirety as follows:

“Promise to Pay.  On or before December 31, 2013, for value received, TII Network Technologies, Inc. (the “Borrower”) promises to pay to JPMorgan Chase Bank, N.A., whose address is 395 North Service Road, 3rd Floor, Melville, New York 11747 (the “Bank”) or order, in lawful money of the United States of America, the sum of Five Million and 00/100 Dollars ($5,000,000.00) or such lesser sum as is indicated on Bank records, plus interest as provided below.”

3.         The following definition is hereby amended and restated as set forth below:

“Applicable Margin” means with respect to any CB Floating Rate Advance, 0% and with respect to any LIBOR Rate Advance, 1.85%.

4.           The Section of the Note entitled “Principal Payments” is hereby amended to read in its entirety as follows:

“Principal Payments.  All outstanding principal and interest is due and payable in full on December 31, 2013, which is defined herein as the “Principal Payment Date”.

5.           The Borrower ratifies and reaffirms the Loan Documents and the Loan Documents, as hereby amended, shall remain in full force and effect.

6.           The Borrower represents and warrants that (a) the representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date of this Amendment, (b) no condition, at, or event which could constitute an event of default under the Credit Agreement, the Note or any other Loan Documents exists, and (c) no condition, event, act or omission has occurred, which, with the giving of notice or passage of time, would constitute an event of default under the Credit Agreement, the Note or any other Loan Document.

7.           The Borrower agrees to pay all fees and out-of-pocket disbursements incurred by the Bank in connection with this Amendment, including legal fees incurred by the Bank in the preparation, consummation, administration and enforcement of this Amendment.

8.           This Amendment shall become effective only after it is fully executed by the Borrower and the Bank.

9.           The Borrower acknowledges that as of the date of this Amendment it has no offsets with respect to all amounts owed by it to the Bank arising under or related to the Loan Documents on or prior to the date of this Amendment.  The Borrower fully, finally and forever releases and discharges the Bank and its successors, assigns, directors, officers, employees, agents and representatives from any and all claims, causes of action, debts and liabilities, of whatever kind or nature, in law or in equity, whether now known or unknown to it, which it may have and which may have arisen in connection with the Loan Documents or the actions or omissions of the Bank related to the Loan Documents on or prior to the date hereof.  The Borrower acknowledges and agrees that this Amendment is limited to the terms outlined above and shall not be construed as an agreement to change any other terms or provisions of the Loan Documents.  This Amendment shall not establish a course of dealing or be construed as evidence of any willingness on the Bank’s part to grant other or future agreements, should any be requested.

10.           This Amendment is a modification only and not a novation.  Except for the above-quoted modification(s), the Loan Documents, any loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, instruments or documents executed in connection with the Loan Documents, and all the terms and conditions thereof, shall be and remain in full force and effect with the changes herein deemed to be incorporated therein.  This Amendment is to be considered attached to the Loan Documents and made a part thereof.  This Amendment shall not release or affect the liability of any guarantor of the Note or credit facility executed in reference to the Loan Documents or release any owner of collateral granted as security for the Loan Documents.  The validity, priority and enforceability of the Loan Documents shall not be impaired hereby.  To the extent that any provision of this Amendment conflicts with any term or condition set forth in the Loan Documents, or any document executed in conjunction therewith, the provisions of this Amendment shall supersede and control.  The Bank expressly reserves all rights against all parties to the Loan Documents.

11.       This Amendment shall be governed and construed in accordance with the laws of the State of New York

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the day and year first above written.

TII NETWORK TECHNOLOGIES, INC.

By: /s/ Jennifer E. Katsch
Name:   Jennifer E. Katsch
Title:      VP – Finance

JPMORGAN CHASE BANK, N.A.

By: /s/ Barbara G. Bertschi
Name:    Barbara G. Bertschi
Title:       Senior Vice President